UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.______)*


                             BANCORP RHODE ISLAND, INC.
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                                (Name of Issuer)

                     Common stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                    059690107
                        ------------------------------
                                 (CUSIP Number)

                                December 31, 2006
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[  ] Rule 13d-1(c)

[  ] Rule 13d-1(d)


CUSIP NO. 059690107
          ---------
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 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Moody Aldrich Partners, LLC TIN 04-3011533
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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [  ]
      (b) [  ]
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 3    SEC USE ONLY
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 4    CITIZENSHIP OR PLACE OF ORGANIZATION  DE
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              5    SOLE VOTING POWER  95,697
NUMBER OF     -----------------------------------------------------------------
SHARES
BENEFICIALLY  6    SHARED VOTING POWER  235,044
OWNED BY      -----------------------------------------------------------------
EACH
REPORTING     7    SOLE DISPOSITIVE POWER  349,741
PERSON WITH   -----------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER  0
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 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  349,741
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)[   ]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  7.3%
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12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
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      IA
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Item 1

    (a)  Name of Issuer  BANCORP RHODE ISLAND, INC.

    (b)  Address of Issuer's Principal Executive Offices
         ONE TURKS HEAD PLACE, PROVIDENCE, RI 02903

Item 2

    (a)  Name of Person Filing  Moody Aldrich Partners, LLC

    (b) Address of Principal Business Office or, if none, Residence 18 Sewall Street, Marblehead, MA 01945

    (c)  Citizenship  DE

    (d)  Title of Class of Securities  Bancorp Rhode Island, Inc. Common stock

    (e)  CUSIP Number  059690107

Item 3. If this statement is filed pursuant to 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

    (a)  [  ]  Broker or dealer registered under section 15 of the Act

    (b)  [  ] Bank as defined in section 3(a)(6) of the Act

    (c)  [  ] Insurance company as defined in section 3(a)(19) of the Act

    (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

    (e)  [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

    (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)  Amount beneficially owned:  349,741

    (b)  Percent of class:  7.3%

    (c)  Number of shares as to which the person has:

      (i)   Sole power to vote or to direct the vote  95,697

      (ii)  Shared power to vote or to direct the vote  235,044

      (iii) Sole power to dispose or to direct the disposition of  349,741

      (iv)  Shared power to dispose or to direct the disposition of  0

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Item 8.  Identification and Classification of Members of the Group.

Item 9.  Notice of Dissolution of a Group

Item 10.  Certification

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 January 5, 2006
                                         ----------------------------------
                                                       Date

                                             /s/ Amory A. Aldrich
                                         ----------------------------------
                                                     Signature


                                                   Amory A. Aldrich
                                                   Chief Compliance Officer
                                         ----------------------------------
                                                     Name/Title


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


ACN/Form 13G  (C) 2001: Advisor Consultant Network, Inc.